EXHIBIT 99.1

  NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO
      OR FROM AUSTRALIA, CANADA, JAPAN OR ANY OTHER JURISDICTION WHERE IT
                           WOULD BE UNLAWFUL TO DO SO

                                                                   10 March 2003

                             RECOMMENDED CASH OFFER
                                       by
                       HERTAL ACQUISITIONS PLC ("Hertal")
                                       for
                        RIVERDEEP GROUP PLC ("Riverdeep")

                   LEVEL OF ACCEPTANCES AND EXTENSION OF OFFER

Hertal announces that by 3.00 p.m. (Irish time), 10.00 a.m. (New York City time) on 10 March 2003, valid acceptances of the Offer had been received in respect of a total of 143,881,329 Riverdeep Shares, representing:

o approximately 77.34 per cent. of the Riverdeep Shares Affected for the purposes of the Acceptance Condition; and

o approximately 82.93 per cent. of the ordinary issued share capital of Riverdeep, when taken in aggregate with the shares owned or controlled by Hertal.

Valid elections in respect of 17,113,940 Riverdeep Shares have been received under the Partial Share Alternative, representing 79.60 per cent. of the 21,500,000 Hertal Shares reserved for issue to Riverdeep Securityholders.

Hertal also announces that the Offer has been extended and will be open for acceptance until 3.00 p.m. (Irish time), 10.00 a.m. (New York City time) on 14 March 2003.

Commenting on today's announcement, Mr. Barry O'Callaghan said:

"The level of acceptances indicates that the Offer will proceed as scheduled. We would encourage all other shareholders to complete and return the Form of Acceptance by 14 March 2003.

The Partial Share Alternative, which now has broad-based support from corporate, institutional and retail investors is a credible alternative which allows shareholders to participate in any potential upside."

To ensure that Riverdeep Securityholders who have not yet accepted the Offer receive their proceeds of the Offer at the earliest possible date, they should complete and return the Acceptance Document so as to be received as soon as possible and by no later than 3.00 p.m. on 14 March 2003.

Enquiries
Hertal Acquisitions plc                               Telephone: +353 1 241 6555
Barry O'Callaghan
Goodbody Corporate Finance                            Telephone: +353 1 667 0420
Brian O'Kelly
Finbarr Griffin
JPMorgan                                             Telephone: +44 207 742 4000
Henry Lloyd
Eamon Brabazon
WHPR                                                  Telephone: +353 1 669 0030
Mary Finan

At the close of business on 8 November 2002, the last Business Day prior to the commencement of the Offer Period, Hertal's concert parties owned or controlled the following Riverdeep Shares and options over Riverdeep Shares:

Riverdeep Shares held by Concert Parties
Name                                                  Number of Riverdeep Shares
Patrick McDonagh                                                      45,814,407
Lifetime Learning Limited                                              4,300,000
Barry O'Callaghan                                                     10,825,966
Goodbody Corporate Finance                                                     -
J.P. Morgan Securities Ltd.                                                  175
Total                                                                60,940,548*
*(representing approximately 24.67 per cent. of the existing ordinary issued share capital of Riverdeep)

Options over Riverdeep Shares held by Concert Parties
Name                                     Number of options over Riverdeep Shares
Barry O'Callaghan                                                      7,200,000
Anthony Mulderry                                                         900,000
Total                                                                 8,100,000*
*(representing approximately 3.18 per cent. of the enlarged ordinary issued share capital of Riverdeep if all such options were exercised)

On 20 January 2003 Hertal received irrevocable undertakings to accept the Offer from (1) Thomas W. Keaveney in respect of the 133,330 Riverdeep Shares held by him, representing approximately 0.05 per cent. of the existing ordinary issued share capital of Riverdeep and (2) from Gail E. Pierson in respect of any Riverdeep Shares acquired by her on exercise of any of the 2,350,000 Riverdeep Share Options held by her, which Riverdeep Shares would represent approximately
0.94 per cent. of the enlarged ordinary issued share capital of Riverdeep if all such options were exercised. As at 3.00 p.m. (Irish time), 10.00 a.m. (New York City time) on 10 March 2003, a valid acceptance of the Offer in respect of 133,330 Riverdeep Shares, representing approximately 0.05 per cent. of the existing ordinary issued share capital of Riverdeep had been received pursuant to the Thomas W. Keaveney undertaking and are included in the total number of valid acceptances set out above.

On 3 February 2003, Hertal acquired 60,940,373 Riverdeep Shares in aggregate from Patrick McDonagh, Lifetime Learning Limited and Barry O'Callaghan being all of the Riverdeep Shares owned or controlled by Patrick McDonagh, Lifetime Learning Limited and Barry O'Callaghan (referred to above) and which represent in aggregate approximately 24.67 per cent. of the issued ordinary share capital of Riverdeep.

Definitions used in the Offer Document dated 3 February 2003 have the same meaning when used in this announcement, unless the context requires otherwise.

Goodbody Corporate Finance, which is regulated by the Central Bank of Ireland, is acting exclusively for Hertal and no one else in connection with the Offer and will not be responsible to anyone other than Hertal for providing the protections afforded to clients of Goodbody Corporate Finance nor for providing advice in relation to the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

JPMorgan, which is regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Hertal as financial adviser (within the meaning of the rules of the Financial Services Authority) and for no one else in connection with the Offer or any other matter described herein and will not be responsible to anyone other than Hertal for providing the protections afforded to clients of JPMorgan or for providing advice in relation to the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

The directors of Hertal, acting in their capacity as such, the directors of Alchemy Partners (Guernsey) Limited, acting in their capacity as such, Barry O'Callaghan and Patrick McDonagh accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors of Hertal, the directors of Alchemy Partners (Guernsey) Limited, Barry O'Callaghan and Patrick McDonagh (all of who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Offer is not being made, directly or indirectly, in or into, Australia, Canada, Japan, or any other jurisdiction where it would be unlawful to do so. Accordingly, copies of the Offer Document and/or the acceptance documents relating thereto are not being, and may not be, mailed, forwarded or transmitted or otherwise distributed in or into Australia, Canada, Japan or any other jurisdiction where it would be unlawful to do so. Persons wishing to accept the Offer should not use the mails of, or any means or instrumentality of inter-state or foreign commerce of, or facilities of a national securities exchange of, Australia, Canada, Japan or any other jurisdiction where it would be unlawful to do so for any purpose directly or indirectly related to acceptance of the Offer and so doing may invalidate any purported acceptance. Further terms and conditions with regard to the jurisdictions into which the Offer may be made or from where it may be accepted, and the persons by whom it may be accepted, are set out in the Offer Document.